UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

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GameStop Corp.

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SUPPLEMENT TO

GAMESTOP CORP.

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 7, 2026

This supplement (“Supplement No. 2”) to the definitive proxy statement filed by GameStop Corp. (“GameStop,” the “Company,” “we,” “us,” or “our”) with the Securities and Exchange Commission (the “SEC”) on May 22, 2026 (the “2026 Proxy Statement”, as supplemented by the supplement filed on June 8, 2026 (“Supplement No. 1”), the “Definitive Proxy Statement”) relating to our 2026 annual meeting of stockholders (the “annual meeting”) to be held on July 7, 2026 at 10:00 a.m., Central Daylight Time (“CDT”), at meetnow.global/MPZGKGZ is being filed to withdraw Proposal 4 — the CEO Performance Award – from stockholder consideration at the annual meeting and to disclose the commencement of a purported class action lawsuit filed in the Court of Chancery of the State of Delaware in connection with the Definitive Proxy Statement and the proposals to be considered at the annual meeting.

Except as specifically supplemented by the information contained in this Supplement No. 2, all information set forth in the Definitive Proxy Statement remains unchanged.

Withdrawal of Proposal 4 — the CEO Performance Award — from Stockholder Consideration

The Company has granted the request of Ryan Cohen, Chairman and CEO, to withdraw Proposal 4 — the CEO Performance Award — from stockholder consideration at the annual meeting. The Definitive Proxy Statement is hereby amended to remove Proposal 4 and any related references therein. When the Company’s board of directors (the “Board”) approved the CEO Performance Award in January 2026, the Company had not yet decided to pursue the acquisition of eBay, Inc. (“eBay”). Mr. Cohen has conveyed that he wants the Company’s leadership fully focused on GameStop’s operating performance and its proposed acquisition of eBay.

Notice of Litigation

On June 15, 2026, a purported stockholder class action complaint was filed in the Court of Chancery of the State of Delaware (the “Court”), captioned The City of Pontiac Reestablished General Employees’ Retirement System v. Ryan Cohen, Alan Attal, Larry Cheng, Jim Grube, Nathaniel Turner, and GameStop Corp., C.A. No. 2026-0785 (Del. Ch.) (the “Complaint”). The plaintiff brings the action as a stockholder of GameStop on behalf of itself and all other similarly situated stockholders of GameStop. The defendants are the Company and each of its directors — Mr. Cohen, Alan Attal, Larry Cheng, Jim Grube, and Nathaniel Turner (collectively, the “Director Defendants”) — each of whom is named in their capacity as a fiduciary to the Company and its stockholders.

The Complaint seeks, among other things, to enjoin the vote at the annual meeting on Proposal 5 to add 1.5 billion authorized shares to GameStop’s Third Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment dated June 2, 2022 (the “Existing Charter”) (the “Authorized Shares Amendment”). The Complaint also requests that the plaintiff be awarded the costs and disbursements of the action and an allowance for fees and expenses for plaintiff’s counsel and expert(s).

The Complaint asserts a breach of fiduciary duty with respect to the Authorized Shares Amendment.

Voting Standard — Proposal 5: Authorized Shares Amendment

The Complaint alleges (1) that the voting standard applicable to the Authorized Shares Amendment set forth in our Existing Charter, requires “the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors (‘Voting Stock’) irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted” and (2) that, because the vote required is the affirmative vote of a majority of the total voting power “entitled to vote,” anything other than a vote “for” the amendment necessarily counts against it, and that the 2026 Proxy Statement correctly recognized this by stating that “Abstentions (if any) will have the same effect as a vote ‘against’ this proposal.”

The Complaint further alleges that on June 8, 2026, the Company issued Supplement No. 1 asserting that the Authorized Shares Amendment “requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting” and that “Abstentions (if any) will not be treated as votes cast on the proposal and therefore will have no effect on the result of such vote.” The Complaint asserts that these statements in Supplement No. 1 are false and unlawful for two reasons: (1) they misstate the required vote, which is not “a majority of the votes cast” but instead the different standard set forth in the Existing Charter and (2) they falsely state that abstentions will have no effect on the vote when, in fact, abstentions should count as “no” votes pursuant to the Existing Charter.

Voting Standard — Company Response

The Company believes this claim is without merit under Delaware law, and intends to vigorously defend against it. As stated in Supplement No. 1, the approval of the Authorized Shares Amendment requires:

“The approval of the Authorized Shares Amendment . . . requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. As determined by NYSE, the approval of this proposal is expected to be a routine matter on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner. Abstentions (if any) will not be treated as votes cast on the proposal and therefore will have no effect on the result of such vote.”

The Company reiterates that the voting standard as set forth in Supplement No. 1 remains correct and is consistent with Section 242 of the Delaware General Corporation Law and the holding of Salama v. Simon, No. 2024-1124-JTL, 2024 WL 4906737 (Del. Ch. Nov. 27, 2024). In addition, for the avoidance of doubt, none of the shares authorized pursuant to the Authorized Shares Amendment, if approved, will be issued or reserved for issuance in connection with the CEO Performance Award or any other compensation arrangement for Mr. Cohen.

The preceding description of the Complaint does not purport to be complete and is qualified in its entirety by reference to the Complaint, a copy of which, in the form filed with the Court, is attached hereto as Exhibit A to this Supplement No. 2.

Response to Commentary on CEO Performance Award – Adjustments in Connection with Proposed eBay Transaction

Certain media reports and public commentary suggested that Mr. Cohen can earn a significant portion of the CEO Performance Award approved by the Board subject to stockholder approval merely by completing an acquisition of eBay Inc. (“eBay”). However, the terms of the CEO Performance Award required the Compensation Committee of the Company to equitably adjust the Market Capitalization Hurdles and Cumulative Performance EBITDA Hurdles (collectively, the “Performance Hurdles”) set forth in the CEO Performance Award if the Company acquires eBay using its stock. Section 2 of the Nonqualified Option Award Grant Notice states that:

Milestone Adjustments in Event of Certain Corporate Transactions. The Performance Hurdles will be adjusted by the Committee equitably and proportionately as determined by the Committee in a manner designed to preserve the economic opportunity provided under the Award, (a) higher to account for acquisition activity for which stock is provided as consideration; and (b) lower to account for a split-up, spin-off, dividend or other distribution (whether in the form of cash, shares, other securities, or other property) or divestiture activity, in each case, that could be considered material to the achievement of the Performance Hurdles, as applicable.

As such, acquisition activity, by merger or otherwise, for which our stock is provided as consideration, could not, by itself, have resulted in meeting the Performance Hurdles under the CEO Performance Award.

General Information

Except as described above, this Supplement No. 2 does not modify the proposals to be acted upon at the annual meeting, which are further described in the Definitive Proxy Statement. At the annual meeting, the Company intends to hold a vote on all matters in the Definitive Proxy Statement except Proposal 4. Therefore, any votes cast regarding Proposal 4 will be neither tabulated nor reported. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instruction.

This Supplement No. 2 should be read in conjunction with the Definitive Proxy Statement. Information regarding the annual meeting and how to vote your shares, or revoke your proxy or voting instructions, is available in the Definitive Proxy Statement. The Definitive Proxy Statement is also available on our website at http://investor.gamestop.com. This Supplement No. 2 is being made available online at the same location on or about June 23, 2026. In addition, the website provides information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

By order of the Board of Directors,

/s/ Mark H. Robinson

Mark H. Robinson

General Counsel and Secretary

EXHIBIT A

EFiled: Jun 15 2026 10:45PM EDT Transaction ID 79749008 Case No. 2026-0785-

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

THE CITY OF PONTIAC
REESTABLISHED GENERAL
EMPLOYEES’ RETIREMENT	C.A. No. 2026-
SYSTEM, on behalf of itself and all other similarly situated stockholders,
Plaintiff,
v.
RYAN COHEN, ALAN ATTAL,
LARRY CHENG, JIM GRUBE,
NATHANIEL TURNER, and
GAMESTOP CORP.,
Defendants,

VERIFIED CLASS ACTION COMPLAINT

Plaintiff the City of Pontiac Reestablished General Employees’ Retirement System (“Plaintiff”), as a stockholder of GameStop Corp. (“GameStop” or the “Company”), brings the following Verified Class Action Complaint against the Company and the members of GameStop’s board of directors (the “Board”) on behalf of himself and all other similarly situated stockholders of GameStop. The allegations herein are based upon the investigation made by and through its attorneys and review of publicly available information except as to those allegations that pertain to the Plaintiff himself.

NATURE OF THE ACTION

1. A corporate CEO decides that he should be paid like a “superstar.” He asks his board of directors, filled with his longtime colleagues and loyalists, for a $35 billion pay package. They agree, provided the CEO recuses his 9.3% of voting power from a mandatory stockholder vote, and expressly promise that the unaffiliated stockholders will therefore “determine” the outcome of the compensation package.

2. In the ensuing weeks, investors presumably let the board know that the CEO is no superstar. After delaying the planned vote for months, in late May, the board reversies its previous condition and issues a proxy statement allowing the CEO to vote his shares stating that the solicitation of a majority of the unaffiliated is “not a condition” of the $35 billion pay package. The proxy also solicits approval to more than double the number of authorized shares, adding 1.5 billion shares. To approve this charter amendment, the proxy correctly solicits the vote of a majority of all outstanding shares with abstentions counting as votes against, as expressly required by the company’s certificate of incorporation.

3. Two weeks later, the board apparently realizes that the charter amendment needed to make the pay package effective will not receive the requisite support. Undeterred, and in blatant violation of the company’s own certificate, on June 7, the board issues a proxy supplement purporting to condition the authorization of 1.5 billion additional shares on a majority of votes cast standard and asserting that abstentions will not count as votes against.

4. Delaware law is flexible. But some lines cannot be ignored and thrown out the window. Winnowing your stockholders voting power without explanation and allowing 1.5 billion shares to be approved in violation of the express terms of a corporate charter is a line that cannot be crossed. Injunctive relief is required and warranted.

-*-*-*-*-*-

5. Plaintiff brings this action to enjoin the vote at GameStop’s July 7, 2026 annual meeting on Proposals 4 and 5, which, together, would (i) award up to $35 billion in stock options to the Company’s CEO, Defendant Ryan Cohen (the “CEO Compensation Award”) and (ii) add 1.5 billion authorized shares to GameStop’s Certificate of Incorporation (the “Authorized Share Increase”).

6. These two matters were originally to be decided – in the case of the CEO Compensation Award—by a disinterested majority of stockholders and – in the case of the authorized share increase – by a majority of the total voting stock of the Company. Now, however, stockholders are told that GameStop’s CEO will be permitted to vote his 42,082,626 shares, which comprise 9.3% of the shares eligible to vote, in favor of Proposal 4. And, as of last week, they have been told that despite the requirements of the Certificate of Incorporation, the Authorized Share Increase will pass if a simple majority of the votes “cast” are in favor of the amendment, with abstentions not counting.

7. The voting standard applicable to the Authorized Share Increase is found in the Certificate and is repeated in the 2026 Proxy Statement: “The number of authorized shares … may be increased … by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”) irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.” (emphasis added).

8. The Certificate thus ensures that anything other than a vote “for” this amendment will necessarily count against it. For that reason, the original Proxy Statement correctly noted that “Abstentions (if any) will have the same effect as a vote ‘against’ this proposal.” Expressly reinforcing the Company’s intent to preserve the majority of outstanding shares standard for any future amendments notwithstanding Section 242(d)(2), Proposal 5 repeats the above-quoted language and requests shareholder approval of this voting standard going forward.

9. Stockholders may not be so quick to hand over up to $35 billion in compensation to a new (non-founder) CEO whose business model and results have not been demonstrated. Either way, the Board inferrably had a choice: tell their would-be “superstar” that his wished for compensation package is likely to fail or change the voting rules unlawfully. They chose the latter.

10. On June 7, 2026, the Company issued a Supplement to its Proxy Statement (the “Supplemental Proxy Statement”) asserting that: “The approval of the Authorized Shares Amendment, which is not a condition to the CEO Performance Award, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. …. Abstentions (if any) will not be treated as votes cast on the proposal and therefore will have no effect on the result of such vote.”

11. This statement is both false and unlawful for two reasons. First, it misstates the required vote on the Authorized Share Increase, which is not “a majority of the votes cast,” but is instead set forth in the Certificate: “the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors….”

12. Second, the June 7 Supplement falsely states that abstentions will “therefore… have no effect on the result of such vote.” In fact, abstentions should and according to the Certificate must count as “no” votes.

13. GameStop’s audacious attempts to reduce the power of its disinterested shareholders – in contrast to its prior public statements and in disregard of its Certificate of Incorporation – must stop. Cohen may want $35 billion. That does not allow him and his Board to disenfranchise stockholders and violate Delaware law along the way. Injunctive and equitable relief is warranted.

PARTIES

14. Plaintiff Pontiac Reestablished General Employees’ Retirement System is a stockholder of GameStop and has been at all relevant times a stockholder of GameStop.

15. Defendant Ryan Cohen is Chief Executive Officer and Chairman of GameStop. He was elected Chairman of the Board in June 2021 and appointed CEO in September 2023. He previously founded and served as the Chief Executive Officer of Chewy, Inc., which was sold to PetSmart Inc. prior to Cohen stepping down as Chewy’s CEO in 2018.

16. Defendant Alan Attal holds the role of “Lead Independent Director” of GameStop and Chair of the Compensation Committee. While the Proxy Statement asserts that Attal is independent of Cohen, Attal owes his career to Cohen, having served as Chief Operating Officer of Chewy from 2011 to 2017 and having overseen its expansion from three people to more than 10,000 employees and $3 billion in revenues. He realized an undisclosed amount of financial proceeds in connection with the sale of Chewy to PetSmart in May 2017, giving him deep financial and business ties to Cohen. Moreover, Attal was brought on the Board at the direction of Cohen because, according to the Proxy Statement, “Mr. Cohen believed that … Attal … would bring deep expertise in e-commerce, online marketing, finance and strategic planning to the Company given [his] prior business experience at Chewy ….” In addition, Attal has served as trustee to Cohen’s estate. This is hardly the background of a “Lead Independent Director.”

17. Defendant Larry Cheng, like Attal, was appointed to the Board of Directors in 2021 at the direction of Cohen and is a member of the Compensation Committee that approved Cohen’s potential $35 billion equity award. He is Co-Founder and Managing Partner of Volition Capital, LLC, an equity investment firm, and was the first investor in Chewy, Inc. As a result, he realized an undisclosed amount of financial proceeds in connection with the sale of Chewy to PetSmart in May 2017.

18. Defendant Jim Grube, like Defendants Attal and Cheng, was appointed to the Board of Directors in 2021 at the direction of Cohen and is a member of the Compensation Committee that approved Cohen’s potential $35 billion equity award. Mr. Grube was also an insider at Chewy, serving as Chief Financial Officer of Chewy from 2015 through 2018 while Cohen was CEO. Mr. Grube similarly realized an undisclosed amount of financial proceeds in connection with the sale of Chewy to PetSmart in May 2017, giving him deep financial and business ties to Cohen.

19. Defendant Nathaniel Turner has been a member of the Board of Directors since 2024. He is not considered by GameStop to be independent given that he is Chief Executive Officer and Chairman of Collectors Holdings, Inc. (“Collectors”), which developed a digital trading card platform in collaboration with GameStop. He and Cohen are the only members of the Board that do not sit on the Compensation Committee.

20. Defendants Cohen, Attal, Cheng, Grube and Turner are referred to herein collectively as the “Director Defendants.” In their capacities as directors, they are each responsible as fiduciaries to the Company and its stockholders. The Director Defendants authorized or allowed their names to be used in the distribution of the Company’s Proxy Statement for the July 7, 2026 meeting of stockholders.

21. Defendant GameStop is a corporation organized under the laws of the State of Delaware. The Company’s last fiscal year ended January 31, 2026. According to the Proxy Statement, as of May 20, 2026, there were 448,691,227 shares of common stock outstanding, of which Cohen owns 42,082,626, or 9.3%. The Company’s stock is traded on the NYSE under the symbol “GME.” GameStop offers games, collectibles, and entertainment products through its stores and ecommerce platforms.

FACTUAL BACKGROUND

I.	The Extraordinary $35 Billion CEO Equity Award

22. On January 7, 2026, GameStop issued a press release (the “January 7 Press Release”) announcing that the GameStop Board had granted the “CEO Performance Award” to Ryan Cohen, the Company’s Chief Executive Officer and Executive Chairman, subject to approval at a meeting of the Company’s stockholders. The total award consists of stock options to purchase 171,537,327 shares of the Company’s Class A common stock at a price of $20.66 per share. The award is divided into 9 tranches and is dependent on GameStop’s achievement of certain market capitalization and EBITDA hurdles.

23. According to the January 7 Press Release, the effectiveness of the CEO Performance Award was to be subject to the approval of GameStop’s disinterested stockholders, “who will be asked to approve it at a special meeting that is expected to be held in March or April 2026.”

24. The January 7 Press Release unequivocally stated that the vote on the award would exclude Cohen’s shares and that unaffiliated stockholders would determine” its outcome: “Mr. Cohen will recuse himself from the vote on the award so that GameStop’s other stockholders have the opportunity to determine the outcome.”

25. The CEO Compensation Award has a grant date fair value of $2.5 billion. If the various triggers in the Award are achieved in the next ten years, the amount of compensation to Mr. Cohen could reach $35 billion.

26. Given the enormity of this award, GameStop included a new risk disclosure in its March 24, 2026 10-K warning of the severe negative effects this award could have on GameStop:

Given the magnitude of the award necessary to incentivize Mr. Cohen’s performance, commensurate with the magnitude of the hurdles underlying the CEO Performance Award, if achieved, this would result in dilution of stockholders’ voting power or economic rights and may result in the creation or entrenchment of voting positions that could meaningfully influence the direction of GameStop. If Mr. Cohen were to sell a large portion of his shares, following the required holding periods, it may further impact the share price of GameStop’s common stock. If achieved and exercised in full, the CEO Performance Award would result in Mr. Cohen acquiring a significant number of additional shares, thereby increasing his existing voting power and influence over the direction of GameStop’s future growth. Mr. Cohen could have the ability to meaningfully influence the outcome of corporate actions requiring stockholder approval, including the election of directors, the results of any proposals related to our governing documents, any merger, consolidation or sale of all or substantially all of our assets, or any other significant corporate transaction.

27. Cohen’s and the Board’s willingness to allow disinterested stockholders to decide (without interference) whether to approve this award or not received positive press from analysts, journalists and commentators. Meridian Compensation Partners, an advisor to Compensation Committees, noted positively that one of the award’s “Governance, Approval and Safeguards” was that “Mr. Cohen will recuse himself from the vote on the award so that GameStop’s other stockholders have the opportunity to determine the outcome.”1 Retail Dive, a digital business news publication for retail and e-commerce professionals, also reported that Cohen “will also recuse himself from the shareholder vote, expected to take place in March or April.”2 MLQ.ai, an intelligence research platform focused on the AI economy, echoed this sentiment: “The award’s effectiveness depends on stockholder vote at a special meeting in March or April 2026. Cohen will recuse himself from the vote to allow other shareholders to decide.”3

28. March and April came and went without a special meeting.

29. Inferably when GameStop realized that stockholders may not be as enamored with Cohen as the Board seems to be, it quickly reversed course.

II.	The 2026 Proxy Statement Is Misleading and Disenfranchises Stockholders

30. The Company and the Board issued, on May 22, 2026, a proxy statement for the annual meeting set for July 7, 2026 (the “2026 Proxy Statement”).

A. The CEO Compensation Award Is No Longer Conditioned on a Majority of Unaffiliated Stockholder Approval

[1]	https://www.meridiancp.com/insights/gamestop-ceo-granted-large-performance-based-stock-option-award/
[2]	https://www.retaildive.com/news/gamestop-floats-ceo-pay-performance-ryan-cohen-elon-musk/808963/
[3]	https://mlq.ai/news/gamestop-announces-long-term-performance-award-for-ryan-cohen-tied-to-100-billion-market-cap/

31. The 2026 Proxy Statement presented in Proposal 4 that there would be a shareholder vote on the CEO Compensation Award. Contrary to the Company’s January 7, 2026 Press Release, however, it no longer indicated that Cohen would recuse himself from the vote or that unaffiliated stockholders’ votes would decide the award.

32. Instead, while the 2026 Proxy Statement solicited “to have the CEO Performance Award approved by a vote of a majority of the votes cast by the disinterested stockholders under the Disinterested Standard, which does not include any shares directly or indirectly owned by Mr. Cohen… such approval is not a condition to the effectiveness of the CEO Performance Award.”

33. Instead, Proposal 4 is contingent on a simple bylaw vote, which does not require Cohen to recuse himself. Section 8 of GameStop’s bylaws provide: “Unless otherwise required by law, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or these By-Laws, any question brought before any meeting of stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the votes of shares of capital stock represented and entitled to vote thereat, voting as a single class.”

34. By allowing Cohen to vote his 42,082,626 shares in favor of Proposal 4, and allow it to pass with a simple majority of the shares cast, Defendants are rendering a disinterested vote on the CEO Compensation Award as window-dressing. Indeed, by telling investors that their votes are not a condition of approving the CEO Compensation Award and a mere majority of votes cast (including Cohen’s shares) will suffice to let it pass, the Company is actively suppressing voter turnout, as there is less (if any) incentive for anyone to spend money and time soliciting and advocating against the CEO Compensation Award.

35. The quorum requirement for the vote on the CEO Compensation Award is 50% of the total shares outstanding. Cohen holds and will presumably vote his shares, which constitute about 9.3%, of the Company’s outstanding shares, in favor of his proposed compensation award. The other directors hold de minimus stakes, which may explain their indifference to stockholder interests. Collectively, Cohen and the rest of the board control 9.5% of the Company’s voting power.

36. If the Company’s insistence that no unaffiliated vote will matter successfully suppreses voting turnout, Cohen potentially only needs to entice roughly 15.51% of the remaining investors in Gamestop to achieve a majority of the votes (assuming the bare 50% turnout necessary to achieve quorum).

37. This compares to requiring the over 50% of the present shares (not including Cohen’s shares) that would have been required under the standard set forth in the January 7, 2026 Press Release.

38. The Proxy Statement omits any explanation as to (1) why the decision was made to change the required vote; (2) who made this decision and whether the Board or Compensation Committee approved this change; and (3) whether the Board or Compensation Committee extracted any value from Cohen in return for making this fundamental change.

39. It further fails to even inform GameStop’s unaffiliated shareholders that the vote was originally required to be a disinterested one so that, as the Press Release stated, “GameStop’s other stockholders have the opportunity to determine the outcome.”

40. Among the matters that lack clarity are the following:

•	Will Cohen be permitted to vote on Proposal 4 or will he recuse himself as originally presented publicly in the Press Release?

•	If Cohen intends to recuse himself, why does the Proxy Statement only require a bylaw vote for Proposal 4 to pass instead of a disinterested vote?

•	Assuming Cohen intends to vote in favor of Proposal 4, when was the decision made to allow him to do so?

•

Was the decision to allow Cohen to vote his shares on Proposal 4 a decision of the Board, the GameStop Compensation Committee (the “Compensation Committee”), or did Cohen make this decision unilaterally?

•	What was the reason for this change to the voting standard and when was the decision made?

•	Was that decision connected to the Company abandoning its plans to present the $35 billion CEO Compensation Award vote at a special meeting in March or April?

41. While much remains undisclosed about why the Board abandoned its January 7 Press Release commitment to let the unaffiliated stockholders determine the outcome of the CEO Compensation Award, there is no doubt that by removing the condition – and thus removing the power of stockholders to speak on the Award – the Company is actively lowering the incentive for discontent stockholders to bother with the cost and burden of blocking the Award.

42. As such, the 2026 Proxy Statement is misleading and omits material information that shareholders require in order to vote on Proposal 4.

III.	The Board Solicits Proposal 5 in Violation of the Certificate

43. In part because of the enormity of the CEO Compensation Award, GameStop is separately proposing to approve an amendment to its Charter to increase the number of authorized shares by 1.5 billion shares, more than doubling the number of authorized shares, which currently stands at 1 billion common shares and 5 million preferred shares.

44. The voting standard to increase the number of authorized shares is found in the Certification of Incorporation, and is repeated in the 2026 Proxy Statement:

The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”) irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.

45. Given that this vote requires the affirmative vote of a majority of the total voting power “entitled to vote,” anything other than a vote “for” this amendment will necessarily count against this proposal. For that reason, the original Proxy Statement correctly noted that “Abstentions (if any) will have the same effect as a vote ‘against’ this proposal.”

46. The specific language of the proposed Certificate amendment, which is attached as Appendix B to the 2026 Proxy Statement, leaves no ambiguity about the Company’s prior and continued obligation to require a majority of all outstanding shares to vote in favor of any increase to the number of authorized shares, notwithstanding the theoretical opportunity for the Company to have availed itself of recently adopted Section 242(d)(2) of the DGCL. The specific language of the proposed Certificate amendment is as follows:

ARTICLE FOURTH (a) of the Corporation’s Third Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“(a) Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 2,505,000,000 of which (i) 2,500,000,000 shares shall be shares of Class A Common Stock, par value $.001 per share (the “Class A Common Stock” or “Common Stock”), and (ii) 5,000,000 shares shall be shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”) irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.”

47. In light of the 2023 passage of Section 242(d)(2), GameStop’s decision in the 2026 Proxy Statement to continue to permit increases in the authorized number of shares only through a vote of the “affirmative majority of the voting power of the stock of the Corporation entitled to vote” necessarily requires a vote exceeding the minimal “majority of votes cast” standard permitted by Section 242(d)(2). Given the priority Delaware places on enforcing the plain language of charter provisions, the Charter overrides Section 242(d)(2).

48. The 2026 Proxy Statement explains that although the Company has enough shares currently to fulfill the options to be awarded in the CEO Compensation Award, the Authorized Shares Increase “is intended to maintain an appropriate level of authorized but unissued shares” to operate the business. Thus, while not a condition to the CEO Compensation Award, a failure to increase the number of shares outstanding would make the CEO Compensation Award more value-destructive.

49. Upon information and belief, even after stockholders were told that their disinterested vote concerning the CEO Compensation Award was no longer a condition to its effectiveness (as discussed above), astute stockholders would have realized that refusal to approve the Authorized Shares Increase could make the staggering value transfer in favor of Cohen infeasible. At this point, the Board chose to violate black letter Delaware law about the importance of the corporate Certificate.

50. On June 7, 2026, the Company issued a Supplemental Proxy Statement asserting:

The approval of the Authorized Shares Amendment, which is not a condition to the CEO Performance Award, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. As determined by NYSE, the approval of this proposal is expected to be a routine matter on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner. Abstentions (if any) will not be treated as votes cast on the proposal and therefore will have no effect on the result of such vote.

51. This statement is false and unlawful for two reasons. First, it misstates the required vote, which is not “a majority of the votes cast,” but is instead what the Certificate of Incorporation states: “the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors….”

52. Second, it falsely states that abstentions will “therefore… have no effect on the result of such vote.” In fact, abstentions should (and will if the Certificate of Incorporation is followed) count as “no” votes.

53. In sum, the Supplemental Proxy Statement is false and, if followed, would allow for GameStop to more than double its authorized shares in violation of its Certificate of Incorporation.

CLASS ACTION ALLEGATIONS

54. Plaintiff brings this action individually and as a class action, pursuant to Court of Chancery Rule 23, on behalf of all similarly situated stockholders of GameStop (the “Class”). Excluded from the Class are Defendants herein, and any person, firm, trust, corporation or other entity related to or affiliated with any of the Defendants.

55. This action is properly maintainable as a class action.

56. The Class is so numerous that joinder of all members is impracticable.

As of May 20, 2026, there were 448,691,227 shares of GameStop common stock outstanding.

57. There are questions of law and fact which are common to the Class including, inter alia, the following:

(a)	whether the Director Defendants breached their fiduciary duties to Plaintiff, the other members of the Class and the Company; and

(b)	whether Plaintiff and the Class are entitled to declaratory relief, injunctive relief and/or equitable relief.[4]

[4]

For the avoidance of doubt, this Complaint is filed at this time due to the necessity of seeking immediate relief ahead of the July 7, 2026 vote. Plaintiff reserves the right to pursue all available rights and remedies relating to the CEO Compensation Award, including serving a Section 220 inspection demand relating to the Award’s genesis and approval, as well as to file and pursue any available claims relating to the Award. Any such claims can amd should be address after a properly solicited vote takes place.

58. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of claims of the other members of the Class and Plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

59. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class that would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class that would, as a practical matter, be dispositive of the interests of the other members not party to the adjudications or substantially impair or impede their ability to protect their interests.

60. Defendants have acted, or refused to act, on grounds generally applicable to and causing injury to the Class, and therefore injunctive relief and/or corresponding declaratory relief on behalf of the Class as a whole is appropriate.

COUNT I

(Direct Claim for Breach of Fiduciary Duty against All Defendants with regard to Proposal 4)

61. Paragraphs 1 through 60 state a direct claim for relief against all defendants under Delaware law for violations of Delaware law.

62. Defendants caused materially false or misleading statements to be disseminated to the stockholders in the 2026 Proxy Statement and the January 7, 2026 Press Release.

63. The acts of Defendants have injured Plaintiff directly by providing materially false information in connection with the upcoming stockholder vote on Proposal 4.

64. As a result of these actions of the Director Defendants, Plaintiff has been and will be injured.

65. Plaintiff has no adequate remedy at law.

66. To ameliorate the injury, injunctive relief is required in the form of corrective disclosures regarding the proposal to approve the CEO Compensation Award as set forth in the Proxy Statement for Proposal 4 in advance of the July 7, 2026 annual meeting.

COUNT II

(Direct Claim for Breach of Fiduciary Duty against All Defendants with regard to Proposal 5)

67. Paragraphs 1 through 60 state a direct claim for relief against all defendants under Delaware law for violations of Delaware law.

68. Defendants are soliciting Proposal 5 in violation of the language of the Certificate with respect to increasing the number of shares outstanding.

69. Defendants also caused materially false or misleading statements to be disseminated to the stockholders in the Supplemental Proxy Statement.

70. The acts of Defendants have injured Plaintiff directly by violating the Certificate and providing materially false information in connection with the upcoming stockholder vote on Proposal 5.

71. As a result of these actions of the Director Defendants, Plaintiff has been and will be injured.

72. Plaintiff has no adequate remedy at law.

73. To ameliorate the injury, injunctive relief is required in the form of enjoining the vote on Proposal 5 in advance of the July 7, 2026 annual meeting until and unless the Company complies with the Certificate and issues corrective disclosures.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff respectfully pray for the following relief:

A. Preliminary and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with the stockholder vote on Proposal 4 until Defendants disclose all material information and correct material misrepresentations pertaining to the CEO Compensation Award and Proposal 4.

B. Preliminary and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with the stockholder vote on Proposal 5 until Defendants comply with the Certificate and disclose all material information and correct material misrepresentations pertaining to Proposal 5.

C. Awarding Plaintiff the costs and disbursements of this action and a reasonable allowance for fees and expenses for Plaintiff’s counsel and expert(s); and

D. Granting Plaintiff such other and further relief as the Court may deem just and proper.5

[5]

As set forth in footnote 4, Plaintiff files this complaint to preserve the ability to seek the injunctive and other relief set forth herein and the motion papers to be filed herewith. Plaintiff expressly reserves all rights to send a Section 220 inspection demand regarding the genesis and approval of the CEO Compensation Award and to thereafter file any claim challenging the same.

Dated: June 15, 2026
BERNSTEIN LITOWITZ
BERGER & GROSSMAN LLP
OF COUNSEL:

/s/ Alexander J. Rigby
BERNSTEIN LITOWITZ	Alexander J. Rigby (Bar No. 7257)
BERGER & GROSSMAN LLP	500 Delaware Avenue, Suite 901
Mark Lebovitch	Wilmington, DE 198011
1251 Avenue of the Americas	Tel: (302) 364-3600
New York, NY 10020	alexander.rigby@blbglaw.com
Tel: (212) 554-1400

Counsel for Plaintiff Pontiac Reestablished
General Employees’ Retirement System

Of Counsel:

BARRACK, RODOS & BACINE

Jeffrey W. Golan

2001 Market Street, Suite 3300

Philadelphia, PA 19103

Tel.: (215) 963-0600

-and-

Michael A. Toomey

11 Times Square, 10th Floor

New York, New York 10026

Tel.: (212) 688-0782

Counsel for Plaintiff Pontiac

Reestablished General Employees’

Retirement System

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